UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 4, 2015 (February 3, 2015)

Zoetis Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35797	46-0696167
(State or other jurisdiction	(Commission File	(I.R.S. Employer
of incorporation)	Number)	Identification No.)

100 Campus Drive, Florham Park, NJ	07932
(Address of principal executive offices)	(Zip Code)

(973) 822-7000
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 3, 2015, the Board of Directors of Zoetis Inc. (“Company”) appointed Mr. William Doyle to serve as a director of the Company with a term expiring at the 2016 Annual Meeting, with such appointment to be effective immediately. The Board also appointed Mr. Doyle to serve as a member of the Corporate Governance Committee of the Board. In connection with the appointment of Mr. Doyle, the size of the Board of Directors of the Company was increased from nine to ten members.

Mr. Doyle was appointed to the Company’s Board of Directors pursuant to a Letter Agreement (the “Letter Agreement”) with Pershing Square Capital Management, L.P. and certain of its affiliates (collectively, “Pershing Square”) and Sachem Head Capital Management LP and certain of its affiliates (collectively, “Sachem Head”). The Letter Agreement, which is described in further detail in Item 8.01 of this current report, is attached hereto as Exhibit 99.1 and is incorporated by reference herein. The description of the Letter Agreement is qualified in its entirety by reference to the full text of the Letter Agreement.

Except for the Letter Agreement, there were no arrangements or understandings pursuant to which Mr. Doyle was appointed to the Board, and since the beginning of the last fiscal year, there have been no related party transactions between the Company and Mr. Doyle that would be reportable under Item 404(a) of Regulation S-K. The non-employee director compensation program is described under the caption “Compensation of Directors” in the Company’s proxy statement for its May 13, 2014 Annual Meeting of Stockholders filed with the Securities and Exchange Commission on April 3, 2014. It is expected that Mr. Doyle will be eligible for participation in such non-employee director compensation program.

Item 8.01. Other Events.

On February 3, 2015, the Company, Pershing Square and Sachem Head entered into the Letter Agreement. In accordance with the Letter Agreement, and as described in Item 5.02 to this current report, the Board appointed Mr. Doyle to serve as a director of the Company with a term expiring at the 2016 Annual Meeting. The Letter Agreement contemplates that, under certain circumstances, Mr. Doyle may serve on the Board through the 2017 Annual Meeting.

In addition, pursuant to the Letter Agreement, the Company and Pershing Square have agreed to identify a second mutually agreeable director. It is contemplated that this additional director would also join the Compensation Committee of the Board.

In accordance with the Letter Agreement, Mr. Doyle has executed and delivered to the Board an irrevocable resignation letter resigning as a director if Pershing Square owns less than 20,911,573 shares of the Company’s common stock (adjusted in an appropriate manner for stock splits, stock dividends and similar events) or a court of competent jurisdiction determines that Pershing Square or William Doyle has materially breached the Letter Agreement or the Confidentiality Agreement (as defined below).

Under the Letter Agreement, Pershing Square and Sachem Head are subject to certain standstill restrictions until the later of: (i) forty-five days prior to the advance notice deadline for submission of stockholder notices of director nominations or non-Rule 14a-8 proposals for the 2016 Annual Meeting of Stockholders (or, if Pershing Square elects to have Mr. Doyle serve on the Board through the 2017 Annual Meeting of Stockholders, the advance notice deadline for submission of stockholder notices of director nominations for the 2017 Annual Meeting of Stockholders) or, if earlier, March 15th of the year of such meeting, and (ii) fifteen days after Mr. Doyle is no longer a member of the Board or, if earlier, one day after the 2017 Annual Meeting. Pershing Square also agreed that during the standstill period, Pershing Square will vote its shares of the Company’s common stock in favor of all directors nominated by the Board, against any directors that are not nominated by the Board and against any proposals to remove any director.

Concurrent with the execution of the Letter Agreement, the Company and Pershing Square entered into a confidentiality agreement (the “Confidentiality Agreement”), the form of which is included as an exhibit to the Letter Agreement, pursuant to which, among other things, Pershing Square agreed to certain confidentiality obligations regarding information they may receive.

The foregoing description of the Letter Agreement and the Confidentiality Agreement are qualified in their entirety by reference to the full text of the Letter Agreement (including the form of Confidentiality Agreement included as an exhibit to the Letter Agreement), which is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

On February 4, 2015, the Company issued a press release announcing the Letter Agreement and related matters. A copy of the press release is included as an exhibit to the Letter Agreement and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibit:

99.1
Letter Agreement, dated as of February 3, 2015, by and among the Company and Pershing Square Capital Management, L.P. and certain affiliates thereof and Sachem Head Capital Management LP and certain affiliates thereof.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZOETIS INC.

By:	/s/ Heidi C. Chen
Name:	Heidi C. Chen
Title:	Executive Vice President,
General Counsel and Corporate Secretary
Dated: February 4, 2015

INDEX OF EXHIBITS

Exhibit
Number	Description

99.1
Letter Agreement, dated as of February 3, 2015, by and among the Company and Pershing Square Capital Management, L.P. and certain affiliates thereof and Sachem Head Capital Management LP and certain affiliates thereof.